Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Announces Fourth Quarter and Full Year 2005 Financial Results
Bothell, Wash., March 15, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), a leader in developing therapeutics using advanced molecular biology-based drug delivery technologies, today reported financial results for the fourth quarter and year ended December 31, 2005.
Revenue for the three months ended December 31, 2005 was $1.3 million, compared to revenue of $1.5 million for the 2004 period. Revenue for the year ended December 31, 2005 was $7.4 million, compared to $1.8 million for the 2004 period. The increase in revenue for the full year is due to growth in the number of revenue generating collaborative arrangements established with pharmaceutical and biotechnology partners, including reimbursement of research and development expenses related to our PYY(3-36) obesity project from Merck & Co. Additionally, we received and recognized a $2 million milestone in the first quarter of 2005 from the FDA approval of Nascobal® spray. We received an additional $2 million in the fourth quarter of 2005 for the completing the transfer of rights to Nascobal® from Questcor to QOL Medical, which is being recognized over a five year period.
The net loss for the three months ended December 31, 2005 was $8.9 million or $0.44 per share, compared to $5.9 million or $0.41 per share for the prior year period. The net loss for the year ended December 31, 2005 was $32.2 million or $1.72 per share, compared to $28.6 million or $2.21 per share for the full year of 2004. The increases in the net losses from the prior year periods are due to a combination of increases in operating revenue in the current year and increased interest income from a larger cash base, offset by higher spending due to headcount growth and timing of research and development projects and clinical trials. The decreases in the per share net loss amounts resulted from an increased number of shares outstanding in the 2005 periods compared to the prior year periods.
In comparison to the prior year periods, research and development expenses increased $2.7 million to $7.8 million for the three months ended December 31, 2005 and increased $9.3 million to $30.3 million for the year ended December 31, 2005, primarily due to the timing of clinical program activities for products under development, increases in the number of research and development employees and project expenses.
Selling, general and administrative expenses increased $0.7 million to $3.0 million for the three months ended December 31, 2005 and increased $1.9 million to $10.9 million for the year ended December 31, 2005, each in comparison to the prior year periods, primarily due to increases in amortization of non-cash stock compensation expense and other expenses.
Nastech ended 2005 with approximately $59.9 million in cash, cash equivalents and investments compared to $74.5 million at December 31, 2004.
RECENT CORPORATE HIGHLIGHTS
•	Announced collaboration with Procter & Gamble to develop and commercialize Parathyroid Hormone (PTH1-34) nasal spray for the treatment of osteoporosis with the potential for $577 million in development and commercialization milestones, product sales royalties, research and development reimbursement and manufacturing revenue

•	Announced multi-compound, feasibility study agreement with Novo Nordisk A/S

•	Will reacquire its rights to PYY3-36 nasal spray for the treatment of obesity from Merck & Co. Inc., and announced plans to advance its clinical development

•	Acquired RNAi therapeutics program targeting influenza from Galenea

•	Successfully completed FDA Pre-Approval Inspection for Nastech’s Bothell, WA manufacturing facility for commercial manufacturing of calcitonin-salmon nasal spray for the treatment of osteoporosis
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the fourth quarter and year ended December 31, 2005 and recent business developments. The call is scheduled for March 16, 2006, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (866) 770-7129 and international callers should dial (617) 213-8067. The access code for the live conference call is 88696879. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 96330460.
Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
ABOUT NASTECH
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including respiratory disease, inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.
Nastech Forward-Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2005	2004	2005
	(Unaudited)
Revenue:
License, research and product revenue	$1,451	$1,294	$1,847	$7,449

Total revenue	1,451	1,294	1,847	7,449
Costs and expenses:
Cost of product revenue	68	21	258	21
R & D	5,053	7,775	21,083	30,334
S, G & A	2,251	2,983	8,997	10,895

Total operating expenses	7,372	10,779	30,338	41,250

Loss from operations	(5,921)	(9,485)	(28,491)	(33,801)
Interest income	162	669	344	1,990
Interest and other expense	(160)	(102)	(462)	(352)

Net loss	$(5,919)	$(8,918)	$(28,609)	$(32,163)

Net loss per common share:

Basic and Diluted	$(0.41)	$(0.44)	$(2.21)	$(1.72)

Shares used in computing net loss per share:
Basic and Diluted	14,583	20,234	12,955	18,719

	December 31,	December 31,
Selected Balance Sheet Data	2004	2005
Cash, cash equivalents and investments (includes restricted cash of $9,000 and $998, respectively)	$74,474	$59,909
Accounts receivable, net	—	189
Property, intangibles and other assets	6,301	12,855
Total assets	80,775	72,953
Working capital	58,362	55,198
Accumulated deficit	(83,453)	(115,616)
Stockholders’ equity	58,148	55,567